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                                                                     EXHIBIT 2.3


                          CERTIFICATE OF DESIGNATION OF
                            SERIES A PREFERRED STOCK
                                       OF
                       VACATION OWNERSHIP MARKETING, INC.

         The undersigned, Richard Astrom, certifies that:

         1. He is the duly elected and acting President of Vacation Ownership Marketing, Inc., a Delaware corporation (the "Corporation").

         2. The Certificate of Incorporation of the Corporation authorizes 10,000,000 shares of preferred stock, $.001 par value per share.

         3. The following is a true and correct copy of resolutions duly adopted by the Corporation's Board of Directors at a meeting duly held October 5, 2001, which constitutes all requisite action on the part of the Corporation for adoption of such resolutions.

                                   RESOLUTIONS

         WHEREAS, That the Board of Directors of the Corporation (the "Board of Directors") is authorized to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware to establish from time-to-time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof;

         WHEREAS, That the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

         NOW, THEREFORE, BE IT RESOLVED, That the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series, and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

         1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as Series A Preferred Stock (the "Series A Preferred Stock") and the number of shares constituted in the Series A Preferred Stock shall be 2,500,000, having a par value of $.001 per share. Such number of shares may be increased or decreased by the resolution of the



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Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

         2. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the "Liquidation"), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of junior stock by reason of their ownership thereof, an amount equal to $.001 per share of Series A Preferred Stock plus the amount of any accrued but unpaid dividends (whether or not declared) and interest thereon. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                  A sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of shall be deemed a Liquidation; provided that a consolidation or merger of the Corporation with or into any other company or companies shall not be treated as a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than thirty (30) days prior to the payment date stated therein, to each record holder of Preferred Stock.

         3. VOTING.

            (a) Number of Votes; Voting with Common Stock. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof) at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, or by the provisions of the following subsections of this Section 3, holders of Series



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A Preferred Stock shall vote together with the holders of Common Stock as a single class.

            (b) Adverse Effects. The Corporation shall not amend, alter or repeal preferences, rights, powers or other terms of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock without the written consent or affirmative vote of the holders of at least 66-2/3% of the then outstanding shares of Series A Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing the authorization or issuance of any series of Preferred Stock which is on a parity with or has preference or priority over the Series A Preferred stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series A Preferred Stock.

            (c) Mergers, etc. The consent of the holders of not less than 66-2/3% of the outstanding Series A Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of shareholders called for the purpose, shall be necessary for the Corporation to sell all or substantially all of the Corporation's assets or effect any merger, consolidation, share exchange or similar transaction to which the Corporation is a party, or to enter into any other transaction resulting in the acquisition of a majority of the then outstanding voting stock of the Corporation by another corporation or entity.

         4. OPTIONAL CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series A Preferred stock shall be convertible, at the option of the holder thereof, without the payment of additional consideration by the holder thereof, at any time and from time to time, into one hundred (100) shares of Common Stock (the "Conversion Rate"). The Conversion Rate shall be subject to adjustment as provided below.

                In the event of a Liquidation of the Corporation, the Conversion Rights shall terminate immediately prior to the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

            (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of fractional shares, the Corporation shall pay by a whole share of Common Stock.

            (c) Mechanics of Conversion.




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                (i) In order to convert shares of Series A Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the principal office of the Corporation, together with written notice ("Holder Conversion Notice") that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the Corporation shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at the place requested by such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Notwithstanding the preceding sentence, shares of Series A Stock tendered for conversion in accordance with the other provisions of this subparagraph (i) shall be deemed converted into shares of common stock, and their owner or owners shall be deemed the beneficial and record owner of such common stock for all purposes, at the time of tender conforming to the provisions of this subparagraph (i).

                (ii) The Corporation shall at all times during which the Series A Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                (iii) All shares of Series A Preferred Stock surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock and cash in lieu of fractional shares in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the number



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of shares of authorized Series A Preferred Stock accordingly.

            (d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which any Series A Preferred Stock is first issued ("the Original Issue Date") effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately adjusted. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately adjusted. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (e) Adjustments for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue a dividend or other distribution payable in shares of Common Stock, then and in each such event the Conversion Rate shall be increased as of the time of such issuance, by multiplying the Conversion Rate by a fraction,

                (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and

                (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance.

            (f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period given application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series A Preferred Stock.

            (g) Adjustment for Reclassification, Exchange, or Substitution. If the



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Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, share exchange or sale of assets for below), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

            (h) Adjustment for Merger or Reorganization, etc. In case of any consolidation, merger or share exchange of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation to which the holders of Series A Preferred Stock shall have consented in accordance with Section 3 hereof, then each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

            (i) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid. the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

            (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in



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accordance with the terms hereof and furnish to each holder of Series A
Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Rate then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock. Despite such adjustment or readjustment, the form of each or all stock certificate representing Series A Preferred Stock, if the same shall reflect the initial or any subsequent conversion price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, which shall control.

            (k) If:

                (1) the Corporation shall declare a dividend (or any other distribution) on its Common Stock; or

                (2) the Corporation shall declare a special nonrecurring cash dividend or a redemption of its Common Stock; or

                (3) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                (4) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                (5) the Corporation shall authorize the voluntary or involuntary dissolution, Liquidation or winding-up of the affairs of the Corporation;

                Then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last address as they shall appear upon the stock books of the Corporation, at least thirty (30) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to



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be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

                (l) If at any time conditions shall arise by reason of action taken by the Corporation which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Corporation's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Corporation, the Corporation shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock at least thirty (30) calendar days prior to the effective date of such action, and an appraiser selected by the holders of a majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 4) of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Corporation, after receipt of the determination by such appraiser, shall have the right to select an additional appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the conversion Price shall be made which in the opinion of the appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

                (m) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the per share market value at such time. If the Corporation elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to



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receive, in lieu of the final fraction of a share, one whole share of Common
Stock.

            (n) The issuance of certificates for shares of Common Stock on any conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

            (o) Each Holder Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Corporation at the facsimile telephone number and address of the principal place of business of the Corporation. Any such notice shall be deemed given and effective upon the earliest to occur of (i) (a) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this Section 4(o) prior to 4:30 P.M. (Eastern Standard Time) on any date, such date or such alter date as is specified in the Conversion Notice, and (b) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this Section 4(o) after 4:30 P.M. (Eastern Standard Time) on any date, the next date or such later date as is specified in the Conversion Notice, (ii) five days after deposit in the United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

         5. SINKING FUND. There shall be no sinking fund for the payment of dividends or liquidation preference on Series A Preferred Stock or the redemption of any shares thereof.

         6. NO MANDATORY REDEMPTION OR CONVERSION. The Series A Preferred Stock is not subject to mandatory redemption or conversion by the Corporation."

         IN WITNESS WHEREOF, Vacation Ownership Marketing, Inc., has caused its corporate seal to be hereunto affixed and this certificate to be signed by Richard Astrom, its President this 10th day of October 2001.

                                       VACATION OWNERSHIP
                                       MARKETING, INC.

                                       By:    /s/ BRAULIO GUTIERREZ
                                           -----------------------------------
                                                  Braulio Gutierrez, President


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